SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 Date of Report (Date of earliest event reported): April 16, 2003

INDEPENDENT BANK CORPORATION (Exact name of registrant as specified in its charter)
Michigan (State or Jurisdiction of Incorporation or Organization)

0-7818 (Commission File Number)	38-2032782 (I.R.S. Employer Identification No.)

230 West Main Street, Ionia, Michigan 48846 (Address of principal executive offices)

(616) 527-9450
(Registrant's telephone number, including area code)

NONE Former name, address and fiscal year, if changed since last report.

Item 7.      Financial Statements and Exhibits.

Exhibit

99    Press release dated April 16, 2003.

Item 9.      Regulation FD Disclosure.

On April 16, 2003, Independent Bank Corporation issued a press release announcing results for the first fiscal quarter. A copy of the press release is attached as Exhibit 99.

This information furnished under “Item 9. Regulation FD Disclosure” is intended to be furnished under “Item 12. Results of Operations and Financial Condition” in accordance with SEC Release No. 33-8216.

The information in this Form 8-K and the attached Exhibit shall not be deemed filed for purposes of Section 18 of the Securities Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing.

Independent Bank Corporation - 1st Quarter 2003 Earnings Release

NEWS FROM

CONTACT:	Robert N. Shuster #616/527-5820 ext. 1257	FOR IMMEDIATE USE

INDEPENDENT BANK CORPORATION
REPORTS 29% INCREASE IN EARNINGS PER SHARE

IONIA, Michigan, April 16, 2003 . . . Independent Bank Corporation (Nasdaq: IBCP), a Michigan-based bank holding company, reported that its first quarter 2003 net income was $8.8 million, or $0.49 per diluted share. A year earlier, net income totaled $7.1 million, or $0.38 per diluted share. Annualized return on average equity and annualized return on average assets were 25.19% and 1.78%, respectively in the first quarter of 2003 compared to 21.34% and 1.55%, respectively in 2002.

The increase in earnings is primarily a result of increases in net interest income, net gains on real estate mortgage loan sales, service charges on deposits and net gains from securities. Partially offsetting these items was a decline in real estate mortgage loan servicing fees (due to increased amortization of capitalized mortgage servicing rights and an increase in the impairment reserve on such asset) and increases in non-interest expense and federal income taxes.

Tax equivalent net interest income totaled $22.0 million during the first quarter of 2003, which represents a $1.5 million or 6.8% increase from the comparable quarter one year earlier. This primarily reflects a 5 basis point increase in the Company’s tax equivalent net interest income as a percent of average earning assets (the “net interest margin”) and a $111.4 million increase in average earning assets. The net interest margin was 4.75% for the first three months of 2003 compared to 4.70% for the same period in 2002. Declining interest rates and increased levels of lower cost core deposits resulted in a 48 basis point decline in the Company’s interest expense as a percentage of average earning assets during the first quarter of 2003 compared to the first quarter of 2002. The decline in the cost of funds was substantially offset by a 43 basis point decline in the tax equivalent yield on earning assets to 7.10% in the first quarter of 2003 from 7.53% in the first quarter of 2002. This decline is due to both the amortization and prepayment of higher yielding loans and the addition of new loans and new investment securities at lower interest rates. In addition, the first quarter of 2003 also included a $0.05 million decrease in net interest income (as compared to a $0.3 million increase in the first quarter of 2002) as a result of recording certain derivative instruments at fair value, pursuant to Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activity” (“SFAS #133”).

Service charges on deposits totaled $3.3 million in the first quarter of 2003; a $0.6 million or 20.6% increase from the comparable period in 2002. The increase in deposit related service fees results primarily from the continued growth of checking accounts.

Gains on the sale of real estate mortgage loans were $4.0 million and $1.8 million in the first quarters of 2003 and 2002, respectively. Real estate mortgage loan sales totaled $229.7 million in the first quarter of 2003 compared to $147.3 million in the first quarter of 2002. During the first quarter of 2003, gains on the sale of real estate mortgage loans were increased by approximately $0.5 million, net, as a result of recording changes in the fair value of certain derivative instruments pursuant to SFAS #133 (compared to a $0.03 million decrease in the first quarter of 2002). This SFAS #133 related increase in gains on the sale of real estate mortgage loans primarily represents a timing difference that reversed from year end 2002

Independent Bank Corporation - 1st Quarter 2003 Earnings Release

when the applicable commitments to sell real estate mortgage loans in the secondary market were fulfilled in the first quarter of 2003. Real estate mortgage loans originated totaled $262.1 million in the first quarter of 2003 compared to $140.7 million in the comparable quarter of 2002 and loans held for sale were $106.7 million at March 31, 2003 compared to $129.6 million at December 31, 2002.

The Company generated $0.5 million in gains on securities in the first quarter of 2003 due primarily to the call (at par) of a preferred stock that was purchased at a discount. There was a modest loss on the sale of securities in the first quarter of 2002.

Real estate mortgage loan servicing fees declined to an expense of $0.4 million in the first quarter of 2003 compared to $0.3 million of income in the first quarter of 2002. This decline is due to a $0.5 million increase in the amortization of capitalized mortgage loan servicing rights and an additional $0.2 million impairment charge that was recorded on such servicing rights during the quarter. The impairment reserve on capitalized mortgage loan servicing rights totaled $1.3 million at March 31, 2003 compared to $1.1 million at December 31, 2002. The increased level of amortization reflects the decline in interest rates, which has resulted in an increase in the level of mortgage loan refinancing/prepayment activity in the first quarter of 2003. The increase in the impairment reserve reflects the valuation of capitalized mortgage loan servicing rights at March 31, 2003 compared to December 31, 2002 as expected future prepayment rates used in the valuation of this asset accelerated in the first quarter of 2003. At March 31, 2003 the Company was servicing approximately $874 million in real estate mortgage loans for others on which servicing rights have been capitalized. This servicing portfolio had a weighted average coupon rate of approximately 6.55% and a weighted average service fee of 25.4 basis points. Remaining capitalized mortgage servicing rights at March 31, 2003 totaled $5.1 million, representing approximately 58 basis points on the related amount of real estate mortgage loans serviced for others.

Non-interest expense totaled $18.1 million in the first quarter of 2003, an increase of $2.3 million compared to the first quarter of 2002. The increase in non-interest expense is primarily due to increases in compensation and employee benefits, occupancy and furniture and fixtures costs, and data processing, advertising, supplies and loan and collection expenses. The increase in compensation and employee benefits expense is primarily attributable to merit pay increases that were effective January 1, 2003, staffing level increases associated with the expansion and growth of the organization and increases in performance-based compensation and health care insurance costs. The increases in occupancy, furniture and fixtures, advertising and supplies expenses are due primarily to costs associated with four new branch offices opened during the last seven months of 2002, additional loan production offices added in conjunction with the Company’s purchase of Saginaw Bay Mortgage in March 2002 and two new loan production offices opened during the first quarter of 2003. Data processing costs increased due primarily to a new five-year contract for core data processing services that was effective in March 2002 and due to the overall growth of the organization. The increase in loan and collection expenses reflects costs associated with the holding or disposal of other real estate and repossessed assets.

A breakdown of non-performing loans by loan type is as follows:

Loan Type                                    3/31/2003                12/31/2002                  3/31/2002
                             -------------------------------------------------------------------------------
                                                               (Dollars in Millions)
Commercial                                        $3.6                      $4.7                       $6.7
Consumer                                           0.9                       1.0                        1.3
Mortgage                                           4.4                       4.3                        4.5
                             -------------------------- ------------------------- --------------------------
  Total                                           $8.9                     $10.0                      $12.5
                             -------------------------- ------------------------- --------------------------
Ratio of non-performing
loans to total portfolio
loans                                            0.64%                     0.72%                      0.92%
                             -------------------------- ------------------------- --------------------------

The decrease in the level of non-performing commercial loans in the first quarter of 2003 was due primarily to the payoff of a $0.5 million construction loan in February 2003. Other real estate and repossessed assets totaled $3.9 million at both March 31, 2003 and December 31, 2002. Included in other

Independent Bank Corporation - 1st Quarter 2003 Earnings Release

real estate and repossessed assets at both March 31, 2003 and December 31, 2002 was a hotel property (which was acquired through foreclosure in the fourth quarter of 2002) with a balance of approximately $1.5 million. A purchase agreement has been executed to sell this property for $1.2 million (the Company expects to provide financing to the buyers in the amount of $0.95 million at market terms). Also in April 2003 the Company received a cash payment of $0.4 million in settlement of a judgment against the previous owners of the hotel property. As a result of the anticipated sale of the property for $1.2 million and the aforementioned $0.4 million receipt of funds, the Company expects to record a modest gain on the disposition of this hotel property upon the closing of this transaction. The ratio of net charge-offs to average loans was 0.17% on an annualized basis in the first quarter of 2003 compared to 0.08% in the first quarter of 2002. The increase in net charge-offs is primarily due to a $0.2 million charge-off on one commercial loan in the first quarter of 2003. The provision for loan losses rose slightly to $1.0 million in the first quarter of 2003 compared to $0.9 million in 2002. At March 31, 2003 the allowance for loan losses totaled $17.1 million, or 1.23% of portfolio loans compared to $16.7 million, or 1.21% of portfolio loans at December 31, 2002. The increase in both the amount of the allowance and the percentage of the allowance to portfolio loans primarily reflects a change in loan mix (increased levels of commercial loans and lower levels of real estate mortgage loans).

Total assets were $2.06 billion at both March 31, 2003 and December 31, 2002. Loans, excluding loans held for sale, increased modestly, to $1.39 billion at March 31, 2003 from $1.38 billion at December 31, 2002. Deposits totaled $1.56 billion at March 31, 2003, an increase of $24.7 million from December 31, 2002. This increase is primarily attributable to a $35.5 million increase in checking and savings deposits that was partially offset by a decline in time deposits.

Stockholders’ equity totaled $145.4 million at March 31, 2003 or 7.05% of total assets. On March 19, 2003 the Company completed the sale of $50.6 million of trust preferred securities issued by IBC Capital Finance II, a Delaware statutory trust (Nasdaq: IBCPO) formed by the Company for the offering. Each trust preferred security has a par value of $25 and a distribution rate of 8.25% per year with cumulative quarterly cash distributions. Also on March 19, 2003 the Company called for the redemption of all of the $17.25 million 9.25% trust preferred securities issued by IBC Capital Finance in 1996 (Nasdaq: IBCPP). The redemption date will be April 21, 2003 and as a result, the $67.85 million of trust preferred securities the Company had outstanding at March 31, 2003 will be reduced to $50.6 million. At March 31, 2003 approximately $47.2 million of the Company’s outstanding trust preferred securities (which are accounted for as debt under generally accepted accounting principles) qualified as Tier 1 capital for regulatory purposes.

On April 15, 2003, the Company completed its acquisition of Mepco Insurance Premium Financing, Inc. Mepco is a 40-year old Chicago-based company that specializes in financing insurance premiums for businesses and extended automobile warranties for consumers. Mepco had gross revenues of $11.6 million and after-tax earnings of $1.1 million in 2002. For the first three months of 2003, Mepco had gross revenues of $3.4 million and after tax earnings of $0.45 million. Mepco’s total assets and finance receivables were $101.2 million and $93.7 million, respectively, at March 31, 2003, compared to $96.1 million and $88.7 million, respectively, at December 31, 2002. On a consolidated basis, utilizing Mepco’s average level of borrowings and the Company’s incremental cost of funds for the first quarter of 2003, the Company expects to be able to reduce Mepco’s interest expense by approximately $1.8 million (pre-tax) annually. As a result of the closing of this transaction the Company issued 247,672 shares of its common stock and paid out $5.0 million in cash on April 15, 2003 as the initial consideration. Under the terms of the agreement and plan of merger additional consideration may be paid in the future pursuant to a five-year earn out.

Independent Bank Corporation and its subsidiaries provide a wide range of banking and other financial services through 98 offices across Michigan’s Lower Peninsula. The Company also provides financing for insurance premiums and extended automobile warranties across the United States, through its wholly owned subsidiary, Mepco Insurance Premium Financing, Inc. The Company’s common stock trades on the Nasdaq Stock Market under the symbol IBCP.

Any statements in this news release that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Words such as “expect,” “believe,” “intend,”

Independent Bank Corporation - 1st Quarter 2003 Earnings Release

“estimate,” “project,” “may” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are predicated on management’s beliefs and assumptions based on information known to Independent Bank Corporation’s management as of the date of this news release and do not purport to speak as of any other date. Forward-looking statements may include descriptions of plans and objectives of Independent Bank Corporation’s management for future or past operations, products or services, and forecasts of the Company’s revenue, earnings or other measures of economic performance, including statements of profitability, business segments and subsidiaries, and estimates of credit quality trends. Such statements reflect the view of Independent Bank Corporation’s management as of this date with respect to future events and are not guarantees of future performance, involve assumptions and are subject to substantial risks and uncertainties, such as the changes in Independent Bank Corporation’s plans, objectives, expectations and intentions. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, the Company’s actual results could differ materially from those discussed. Factors that could cause or contribute to such differences are changes in interest rates, changes in the accounting treatment of any particular item, the results of regulatory examinations, changes in industries where the Company has a concentration of loans, changes in the level of fee income, changes in general economic conditions and related credit and market conditions, and the impact of regulatory responses to any of the foregoing. Forward-looking statements speak only as of the date they are made. Independent Bank Corporation does not undertake to update forward-looking statements to reflect facts; circumstances, assumptions or events that occur after the date the forward-looking statements are made. For any forward-looking statements made in this news release or in any documents, Independent Bank Corporation claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Independent Bank Corporation - 1st Quarter 2003 Earnings Release

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Financial Condition

                                                                                       March 31,       December 31,
                                                                                         2003              2002
                                                                                    ----------------  ----------------
                                                                                               (unaudited)
                                                                                    ----------------------------------
Assets                                                                                       (in thousands)
Cash and due from banks                                                            $      59,798    $       60,731
Securities available for sale                                                            386,291           371,246
Federal Home Loan Bank stock, at cost                                                     10,369             9,704
Loans held for sale                                                                      106,695           129,577
Loans
  Commercial                                                                             561,096           536,715
  Real estate mortgage                                                                   593,075           601,799
  Installment                                                                            235,720           242,928
                                                                                    -------------    --------------
                                                                       Total Loans     1,389,891         1,381,442
  Allowance for loan losses                                                              (17,128)          (16,705)
                                                                                    -------------    --------------
                                                                         Net Loans     1,372,763         1,364,737
Property and equipment, net                                                               40,894            40,735
Bank owned life insurance                                                                 35,800            35,415
Accrued income and other assets                                                           48,883            45,417
                                                                                    -------------    --------------
                                                                      Total Assets $   2,061,493    $    2,057,562
                                                                                    =============    ==============
Liabilities and Shareholders' Equity
Deposits
  Non-interest bearing                                                             $     184,379    $      179,871
  Savings and NOW                                                                        688,498           657,530
  Time                                                                                   687,468           698,202
                                                                                    -------------    --------------
                                                                    Total Deposits     1,560,345         1,535,603
Federal funds purchased                                                                   25,245            23,840
Other borrowings                                                                         225,256           310,413
Guaranteed preferred beneficial interests in Company's subordinated
  debentures                                                                              67,850            17,250
Accrued expenses and other liabilities                                                    37,404            32,409
                                                                                    -------------    --------------
                                                                 Total Liabilities     1,916,100         1,919,515
                                                                                    -------------    --------------
Shareholders' Equity
  Preferred stock, no par value--200,000 shares authorized; none outstanding
  Common stock, $1.00 par value--30,000,000 shares authorized;
    issued and outstanding:  17,922,268 shares at March 31, 2003
    and 17,822,090 shares at December 31, 2002                                            17,922            17,822
  Capital surplus                                                                         75,863            75,076
  Retained earnings                                                                       48,081            41,785
  Accumulated other comprehensive income                                                   3,527             3,364
                                                                                    -------------    --------------
                                                        Total Shareholders' Equity       145,393           138,047
                                                                                    -------------    --------------
                                        Total Liabilities and Shareholders' Equity $   2,061,493    $    2,057,562
                                                                                    =============    ==============

Independent Bank Corporation - 1st Quarter 2003 Earnings Release

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations

                                                                                      Three Months Ended
                                                                                          March 31,
                                                                                      2003          2002
                                                                                   -----------   -----------
                                                                                         (unaudited)
                                                                                   -------------------------
                                                                                        (in thousands,
                                                                                   except per share amounts)
Interest Income
  Interest and fees on loans                                                      $    26,661   $    27,054
  Securities available for sale
    Taxable                                                                             2,899         2,711
    Tax-exempt                                                                          1,918         1,643
  Other investments                                                                       142           313
                                                                                   -----------   -----------
                                                           Total Interest Income       31,620        31,721
                                                                                   -----------   -----------
Interest Expense
  Deposits                                                                              7,171         8,626
  Other borrowings                                                                      3,642         3,628
                                                                                   -----------   -----------
                                                          Total Interest Expense       10,813        12,254
                                                                                   -----------   -----------
                                                             Net Interest Income       20,807        19,467
Provision for loan losses                                                               1,000           927
                                                                                   -----------   -----------
                             Net Interest Income After Provision for Loan Losses       19,807        18,540
                                                                                   -----------   -----------
Non-interest Income
  Service charges on deposit accounts                                                   3,271         2,712
  Net gains (losses) on assets
    Real estate mortgage loans                                                          4,032         1,806
    Securities                                                                            512           (34)
  Title insurance fees                                                                    743           623
  Manufactured home loan origination fees and commissions                                 358           434
  Other income                                                                          1,499         1,584
                                                                                   -----------   -----------
                                                       Total Non-interest Income       10,415         7,125
                                                                                   -----------   -----------
Non-interest Expense
  Compensation and employee benefits                                                    9,641         8,788
  Occupancy, net                                                                        1,598         1,306
  Furniture and fixtures                                                                1,320         1,106
  Other expenses                                                                        5,496         4,542
                                                                                   -----------   -----------
                                                      Total Non-interest Expense       18,055        15,742
                                                                                   -----------   -----------
                                                Income Before Federal Income Tax       12,167         9,923
Federal income tax expense                                                              3,350         2,814
                                                                                   -----------   -----------
                                                                      Net Income  $     8,817   $     7,109
                                                                                   ===========   ===========

Independent Bank Corporation - 1st Quarter 2003 Earnings Release

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Selected Financial Data

                                                                         Three Months Ended
                                                                              March 31,
                                                                         2003           2002
                                                                     -------------  -------------
                                                                             (unaudited)
                                                                     ----------------------------
Per Share Data (A)
Net Income
  Basic                                                             $         .49  $         .38
  Diluted                                                                     .49            .38
Cash dividends declared                                                       .14            .11

Selected Ratios (annualized)
As a percent of average earning assets
  Tax equivalent interest income                                             7.10%         7.53%
  Interest expense                                                           2.35           2.83
  Tax equivalent net interest income                                         4.75           4.70
Net income to
  Average equity                                                            25.19%        21.34%
  Average assets                                                             1.78           1.55

Average Shares (A)
  Basic                                                                17,872,455     18,583,251
  Diluted                                                              18,173,232     18,933,793
(A)

Restated to give effect to a 5% stock dividend declared and a three-for-two stock split in 2002. Average shares of common stock for basic net income per share includes shares issued and outstanding during the period. Average shares of common stock for diluted net income per share include shares to be issued upon exercise of stock options.

Independent Bank Corporation - 1st Quarter 2003 Earnings Release

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date	April 16, 2003	By	s/ Robert N. Shuster Robert N. Shuster, Principal Financial Officer
Date	April 16, 2003	By	s/ James J. Twarozynski James J. Twarozynski, Principal Accounting Officer